EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Zynerba Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and (h)	1,500,000	$2.30	(2)	$3,450,000	0.0000927	$319.82

	Total Offering Amounts				–		$3,450,000		$319.82
	Total Fees Previously Paid				–				–
	Total Fee Offsets				–				–
	Net Fee Due				–				$319.82

(1)	Represents shares of common stock, $0.001 par value per share, of the Registrant ("Common Stock") that were added to the shares authorized for issuance under the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, as amended (the "Plan"), on January 3, 2022 pursuant to an "evergreen" provision contained in the Plan. Pursuant to such provision, as of the first trading day of January of each year, the number of shares authorized for issuance under the Plan is increased by the lesser of (i) ten percent (10%) of the issued and outstanding shares of Common Stock as of the last trading day in December of the immediately preceding calendar year, or (ii) 1,500,000 shares of Common Stock. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)	This estimate is made pursuant to Rule 457(c) and (h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Registrant’s Common Stock on the Nasdaq Global Market on February 25, 2022.